Applied Minerals, Inc. Signs Distribution Agreement with Mitsui Plastics, Inc.

New York, N.Y. – December 5, 2013 -- Applied Minerals, Inc. (“Applied Minerals” or the “Company”) (OTCQB & OTCBB: AMNL), a leading global producer of halloysite clay and producer of technical grade iron oxide, is pleased to announce that it has signed an agreement with Mitsui Plastics, Inc. (“Mitsui Plastics”) that grants Mitsui Plastics the right to distribute the Company’s Dragonite™ Halloysite Clay on a non-exclusive basis.  This agreement follows the Memorandum of Understanding that had been signed by the Company and Mitsui in June 2013.

Mitsui Plastics, Inc. utilizes an extensive international sales force, operating out of 155 offices located in 69 countries, to distribute of a full range of plastics and plastic additives, modifiers, and advanced materials to plastics customers worldwide.  Per the terms of the agreement, Mitsui Plastics will have the right to distribute Dragonite in Europe, the Middle East, Africa, Asia, South America, and Central America.

Andre Zeitoun, CEO of Applied Minerals, commented, "We are excited by the potential of this distribution agreement with Mitsui Plastics and are emboldened by the fact that such a leading global organization has decided to distribute Dragonite Halloysite Clay.”  Mr. Zeitoun continued, "Our relationship with Mitsui Plastics will help us accelerate the penetration of Dragonite into the advanced filler, nucleating agent and flame retardant markets.

We look forward to capitalizing on the attractive opportunities this agreement provides us.”

About Applied Minerals, Inc.

Applied Minerals is the leading producer of halloysite clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.

Applied Minerals' wholly-owned Dragon Mine also contains a high-grade iron oxide resource consisting of Goethite and Hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.  Additional information on the company can be found on our company website at www.appliedminerals.com.

About Mitsui Plastics, Inc.

Established in 1988, Mitsui Plastics, Inc. (MPI), a subsidiary of Mitsui & Co. (U.S.A.) and part of the global Mitsui network, serves the plastics market in the Americas, Asia and other countries around the world through quality products and services in the plastics and other related markets. The company explores new opportunities and services for its partners through seven MPI divisions: Automotive Materials, Specialty Materials, Packaging Material Development, Plastic Additives and Catalysts, Advanced and Renewable Energy, Basic Polymers: Polyolefin & PVC and a Growth Initiative Team. Headquartered in White Plains, NY, with offices in Detroit, Houston and Los Angeles, MPI remains strongly committed to good corporate citizenship with respect for stakeholders and community and environmental and social accountability. Additional information on the company can be found on website at http://www.mitsuiplastics.com/.

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Information provided and statements contained in, and implications that can be drawn from, this letter that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended Section 21E of the Securities Exchange Act of 1934 as amended and the Private Securities amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this presentation and the Company assumes no obligation to update the information included in this presentation. Such forward-looking information, statements, and implications include, generally speaking, information concerning our possible or assumed commercialization of Dragonite™ and our iron oxide, the development of markets and our penetration of markets, an expansion of the list of customers and industries that may purchase our products or develop products around it, and increase in demand for our for our products, strategic alliances and partnerships.   Such forward-looking information, statements, and implications also include information about our future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions.

These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Risk Factors included within the Company’s Form 10-K filing for the year ended December 31, 2012011. Although we believe that these forward-looking statements are based on not unreasonable assumptions, commercialization, development of markets and our penetration of markets, expansion of customer lists, and increases in demand for our products are dependent on many factors that are out of our control and there is no assurance that they will occur at all or if they occur, to what extent and when they will occur.  In addition, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this letter, such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from our website at http://www.sec.gov/edgar.shtml.

Investor Relations Contact:

Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com